UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 9, 2018
Date of Report (Date of earliest event reported)

STORE Capital Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-36739	45-2280254
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8377 East Hartford Drive, Suite 100 Scottsdale, AZ	85255
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 256-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Agreement

STORE Capital Corporation, a Maryland corporation (the “Company”), entered into an Amended and Restated Credit Agreement, dated as of February 9, 2018 (the “Closing Date”), with certain banks and other lenders, including KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners, and Wells Fargo Bank, National Association, as syndication agent (the “New Credit Agreement”).

Key Terms

Under the New Credit Agreement, the Company obtained up to $800 million (the “Facility Amount”) of senior unsecured credit facilities consisting of (A) a $600 million senior unsecured revolving credit facility (the “Revolver”) for a term of four (4) years (which may be extended for up to two (2) additional six-month terms, subject to the terms and conditions set forth in the New Credit Agreement), (B) a rollover of the Company’s existing $100 million senior unsecured term loan dated April 26, 2016 with a maturity date of April 26, 2021 (the “2016 Term Loan”), and (C) a rollover of the Company’s existing $100 million senior unsecured term loan dated March 29, 2017 with a maturity date of March 29, 2019, which allows for up to three (3) one-year extensions (the “2017 Term Loan” and, together with the Revolver and the 2016 Term Loan, the “Facilities”).  The New Credit Agreement includes: (i) an accordion feature that allows the Facility Amount to be increased by an additional $800 million which may be incurred in the form of increases to the Revolver, the 2016 Term Loan, the 2017 Term Loan or as new tranches of term loans, on the terms and conditions set forth in the New Credit Agreement, (ii) a $75 million sublimit available for the issuance of letters of credit by the administrative agent, and (iii) a $150 million swingline “sub-facility” that will (x) allow for same day notice and funding, (y) be priced at the Base Rate (as defined below) plus an applicable margin, and (z) have a duration of five (5) business days.

Interest and Amortization

The New Credit Agreement provides that the Revolver will amortize on an interest-only basis during its term with principal able to be borrowed, re-paid and re-borrowed throughout the term of the Revolver and with the outstanding principal due and payable at maturity.  Amounts outstanding under the Revolver bear interest at a floating rate equal to, at the Company’s option, either (a) the Base Rate, which is a floating rate equal to the greater of (i) the administrative agent’s base lending rate, (ii) the Federal Funds rate plus 0.5%, or (iii) one month LIBOR plus 1.0%, or (b) LIBOR; plus, in the case of either Base Rate or LIBOR loans, an applicable margin that would range from 0.00% to 0.55% (in the case of Base Rate loans) or 0.825% to 1.55% (in the case of LIBOR loans), depending on the Company’s credit rating.  In connection with the closing of the Facilities, the pricing, amortization and maturity of the 2016 Term Loan and the 2017 Term Loan were not changed, but such loans were rolled into, and are now subject to and governed by the terms and conditions of, the New Credit Agreement.

Covenants and Other Matters

The New Credit Agreement governing the Facilities contains certain affirmative and negative covenants usual and customary for financings generally and for this Facility, including financial covenants such as a maximum leverage ratio, a maximum unsecured leverage ratio, a minimum fixed charge coverage ratio, and a minimum unencumbered actual interest coverage ratio, as well as maximum secured indebtedness and minimum tangible net worth tests.  Events of default under the New Credit Agreement governing the Facilities include customary events such as a cross-default provision with respect to other material debt and upon a change of control.

The foregoing description of the New Credit Agreement governing the Facilities does not purport to be complete and is qualified in its entirety by the full text of the New Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1	Amended and Restated Credit Agreement, dated February 9, 2018
99.1	Press Release dated February 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: February 12, 2018
	By:	/s/ Michael T. Bennett
Michael T. Bennett
Executive Vice President-General Counsel